Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2014 FIRST QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, May 8, 2014 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months ended March 31, 2014.

“Consistent with our focus on late-stage drug development, we have made continued, excellent progress in the enrollment of patients in our pivotal Phase 3 trial for telotristat etiprate for carcinoid syndrome,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “We are also looking forward to advancing LX4211 into later‑stage development in type 1 diabetes based on the very encouraging results of our recently-completed Phase 2 study.”

Progress in Clinical Pipeline

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LX4211: Earlier this month, Lexicon announced positive top-line results in a Phase 2 clinical trial of LX4211, a dual inhibitor of sodium-glucose transporters 1 and 2, in patients with type 1 diabetes. LX4211 achieved the primary endpoint of reducing mealtime insulin use as well as several secondary endpoints, including improved glycemic control. In the placebo-controlled, double-blind, 28-day study, LX4211 reduced the total daily mealtime bolus insulin dose by 32% compared to 6% for placebo (p=0.007), while significantly improving glycemic control with a mean HbA1c reduction of 0.55% in the LX4211-treated group compared to a reduction of only 0.06% with placebo (p=0.002). These results were accompanied by significant improvement in the time spent in a target glucose range of 70-180 mg/dl, a significant reduction in time in hyperglycemic range, and no increase in hypoglycemia. Multiple measures indicated that LX4211 treatment resulted in reduced variability in blood glucose levels. Overall, LX4211 was well tolerated with no discontinuations of study medication due to adverse events. Lexicon plans to meet with the FDA to discuss the potential advancement of LX4211 into Phase 3 development for type 1 diabetes.

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Telotristat etiprate (LX1032): Lexicon made significant progress in the enrollment of carcinoid syndrome patients in a pivotal Phase 3 clinical trial of telotristat etiprate, an inhibitor of tryptophan hydroxylase (TPH) that reduces peripheral serotonin production without affecting brain serotonin levels. Based on the current pace, Lexicon anticipates completing enrollment in the pivotal TELESTAR study by the end of 2014.

Financial Results

Revenues: Lexicon’s revenues for the three months ended March 31, 2014 decreased 23 percent to $0.3 million from $0.4 million for the corresponding period in 2013, primarily due to lower revenues from Lexicon’s alliance with Taconic Farms.

Research and Development Expenses: Research and development expenses for the three months ended March 31, 2014 increased 18 percent to $24.0 million from $20.3 million for the corresponding period in 2013, primarily due to increases in external clinical research and development costs, as well as severance costs as a result of the restructuring announced in January 2014 as Lexicon focuses its resources on late-stage drug development.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended March 31, 2014, the fair value of the Symphony Icon purchase liability increased by $1.1 million as compared to an increase of $1.3 million in the corresponding period in 2013.

General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2014 increased 31 percent to $5.7 million from $4.3 million for the corresponding period in 2013, primarily due to severance costs as a result of the restructuring announced in January 2014.

Consolidated Net Loss: Net loss for the three months ended March 31, 2014 was $30.8 million, or $0.06 per share, compared to a net loss of $26.0 million, or $0.05 per share, in the corresponding period in 2013. For the three months ended March 31, 2014 and 2013, net loss included non-cash, stock-based compensation expense of $2.3 million and $2.1 million, respectively.

Cash and Investments: As of March 31, 2014, Lexicon had $98.4 million in cash and investments, as compared to $129.1 million in cash and investments as of December 31, 2013.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the first quarter of 2014 at 11:00 a.m. Eastern Time on May 8, 2014. The dial-in number for the conference call is 888‑645‑5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 37713663. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through June 8, 2014.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX4211 and telotristat etiprate (LX1032), including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX4211 and telotristat etiprate (LX1032). In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX4211 and telotristat etiprate (LX1032) and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2014	2013
	(unaudited)
Revenues:
Collaborative research	$172	$284
Subscription and license fees	105	76
Total revenues	277	360
Operating expenses:
Research and development, including stock-based compensation of $1,458 and $1,330, respectively	23,953	20,327
Increase in fair value of Symphony Icon, Inc. purchase liability	1,142	1,264
General and administrative, including stock-based compensation of $792 and $779, respectively	5,654	4,324
Total operating expenses	30,749	25,915
Loss from operations	(30,472)	(25,555)
Interest income	8	53
Interest expense	(457)	(506)
Other income, net	86	34
Consolidated net loss	$(30,835)	$(25,974)

Consolidated net loss per common share, basic and diluted	$(0.06)	$(0.05)

Shares used in computing consolidated net loss per common share, basic and diluted	513,955	512,428

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2014	2013
	(unaudited)
Cash and investments.	$98,367	$129,128
Property and equipment, net	39,959	41,362
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	243,600	274,160
Deferred revenue	13,582	13,600
Current and long-term debt	21,457	21,877
Other long-term liabilities.	34,017	32,386
Accumulated deficit	(1,034,793)	(1,003,959)
Total stockholders’ equity	140,775	170,163

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Contact for Lexicon:

Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com